INVESTOR CONTACT: Nathan Annis (507) 437-5248 ir@hormel.com	MEDIA CONTACT: Wendy Watkins (507) 437-5345 media@hormel.com

HORMEL FOODS REPORTS FOURTH QUARTER AND FISCAL 2019 EARNINGS; PROVIDES FISCAL 2020 OUTLOOK

The company is focused on its 2020 Path Forward to drive long-term sustainable growth.

AUSTIN, Minn. (November 26, 2019) – Hormel Foods Corporation (NYSE: HRL), a leading global branded food company, today reported results for the fourth quarter of fiscal 2019. All comparisons are to the fourth quarter of fiscal 2018 unless otherwise noted. Results reflect the divestiture of the CytoSport business. The impact of this transaction is excluded in the presentation of the non-GAAP measures below.

EXECUTIVE SUMMARY - FISCAL 2019

•	Volume of 4.74 billion lbs., down 1%; organic volume[1] flat

•	Net sales of $9.50 billion, down 1%; organic net sales[1] up 1%

•	Operating income of $1.20 billion, up 1%

•	Operating margin of 12.6% compared to 12.4% last year

•	Effective tax rate of 19.1% compared to 14.3% last year

•	Diluted earnings per share of $1.80, down 3% from $1.86 last year

•	Cash flow from operations of $923 million, down 26% due to higher working capital

EXECUTIVE SUMMARY - FOURTH QUARTER

•	Volume of 1.24 billion lbs., down 2%; organic volume[1] up 1%

•	Net sales of $2.50 billion, down 1%; organic net sales[1] up 2%

•	Operating margin of 12.8% compared to 12.7% last year

•	Effective tax rate of 21.0% compared to 18.7% last year

•	Diluted earnings per share of $0.47, down 2% from $0.48 last year

FISCAL 2020 OUTLOOK
"In 2020, we expect to grow operating income as we did in 2019 while also growing sales," said Jim Snee, chairman of the board, president and chief executive officer. "We are excited about our growth prospects in foodservice, retail and deli, led by brands such as SPAM®, Wholly®, Jennie-O®, Hormel® Natural Choice®, Hormel® Gatherings® and Applegate®. We are also putting a lot of energy behind our recent innovations in brands such as Herdez®, SKIPPY®, Columbus® and Hormel® Bacon 1TM. I am confident we have the right strategy, business model and leadership team to continue delivering long-term sustainable growth."

The company's outlook assumes higher protein prices and further volatility related to the impact from African swine fever and global trade uncertainty. The company's expected fiscal 2020 organic pretax earnings growth rate is in line with the company's near-term goal of 5-7% organic pretax earnings growth. As a reminder, CytoSport earnings in 2019 contributed 10 cents to earnings per share. The company also expects a higher effective tax rate in fiscal 2020 with a range of 20.5% and 22.5%.

Fiscal 2020 Outlook
Net Sales Guidance (in billions)	$9.50 - $10.30
Earnings per Share Guidance	$1.69 - $1.83

STRATEGIC INVESTMENTS
"We are excited to announce our plans to build a state-of-the-art dry sausage production facility to give us much-needed capacity for our Columbus® charcuterie products," Snee said. "The plant will allow us to continue expanding distribution of Columbus® products to the East Coast. Construction is already underway, and we expect the new facility to be operational in early fiscal 2021."

"We continue to make excellent progress on our Burke pizza toppings plant expansion and plan to start production in the back half of fiscal 2020," Snee said. "This expansion will provide ample capacity to continue growing our pizza toppings business in the foodservice channel."

DIVIDENDS
"We announced an 11 percent increase to our annual dividend, making the new dividend $0.93 per share," Snee said. "This is the 54th consecutive year in which we've increased our dividend and the 11th consecutive year in which we have increased the dividend at a double-digit rate, demonstrating again that Hormel Foods is an uncommon company."

Effective November 15, 2019, the company paid its 365th consecutive quarterly dividend at the annual rate of $0.84 per share.

COMMENTARY - FOURTH QUARTER
"Refrigerated Foods has been a strong earnings contributor all year, and this quarter was no different. I am proud of how our value-added businesses helped offset another steep decline in commodity profits," Snee said. "Grocery Products and Jennie-O Turkey Store posted modest earnings growth while the International results were below our expectations as the team continues to manage through challenges due to African swine fever and global trade uncertainty."

“We grew organic volume and sales in three of our four segments this quarter," Snee said. "Our SPAM® family of products and Herdez® authentic salsas and sauces were notable contributors within Grocery Products. Refrigerated Foods delivered strong value-added sales growth with excellent results posted by brands such as Hormel® Bacon 1TM, Hormel® Fire BraisedTM, Hormel® Black Label® and Columbus®. Jennie-O Turkey Store delivered top-line growth led by a double-digit increase in whole bird sales. We made nice gains in lean ground turkey distribution, but we have much more work to do."

SEGMENT HIGHLIGHTS – FOURTH QUARTER

Refrigerated Foods

•Volume up 1%;
• Net sales up 4%
•Segment profit down 3%

Volume and sales increased on strong demand for foodservice items such as Hormel® Bacon 1TM cooked bacon, pizza toppings and Hormel® Fire BraisedTM products. Retail sales of Hormel® Black Label® bacon, Applegate® products, Hormel® Natural Choice® products, Hormel Gatherings® party trays and Columbus® branded deli items also contributed to growth. Segment profit declined as record value-added profits did not offset a 46% decline in commodity profits and higher operational expenses.

Grocery Products

•Volume down 9%; organic volume1 up 2%
•Net sales down 10%; organic net sales1 up 1%
•Segment profit up 2%

Volume and sales decreases were related to the divestiture of CytoSport. Organic volume and sales increased due to strong demand for MegaMex items, including Herdez® salsas and sauces, and growth from the SPAM® family of products. The positive performances of these businesses offset lower pricing on SKIPPY® peanut butter spreads and the divestiture of CytoSport. As a reminder, the segment incurred a $17 million non-cash impairment in the fourth quarter of 2018 related to the CytoSport business.

Jennie-O Turkey Store

•Volume up 5%
•Net sales up 3%
•Segment profit up 6%

Volume and sales increased as growth from the whole-bird and commodity businesses more than offset lower retail sales. Jennie-O® lean ground turkey results improved during the quarter compared to the third quarter due to the successful execution of advertising and promotional activities in select markets. Segment profit increased, driven by operational improvements and lower freight expense.

International & Other

•Volume down 14%; organic volume1 down 13%
•Net sales down 12%; organic net sales1 down 11%
•Segment profit down 30%

Volume, sales and profit for the quarter declined significantly, driven by weakness in branded and fresh pork exports and our multinational business in Brazil. Higher pork prices due to African swine fever led to higher input costs in China and Brazil. SPAM® luncheon meat and SKIPPY® peanut butter products continue to show growth in China.

SELECTED FINANCIAL DETAILS - FISCAL 2019

Income Statement

•	Selling, general and administrative expenses decreased by 14%. The reduction was primarily related to the CytoSport divestiture and lower external expenses.

•	Advertising investments were $131 million compared to $152 million last year. The decrease in advertising investment was related primarily to the CytoSport divestiture.

•	Operating margin for the full year was 12.6% compared to 12.4%. Lower gross profit margins were more than offset by lower selling, general and administrative expenses.

•
The effective tax rate was 19.1% compared to 14.3% last year. The lower rate in fiscal 2018 was due to deferred tax remeasurements related to tax reform. The effective tax rate for fiscal 2020 is expected to be between 20.5% and 22.5%.

Cash Flow Statement

•	Cash flow from operations was $923 million, down 26% compared to last year. The decrease was primarily due to higher levels of working capital.

•
Proceeds of $480 million from the divestiture of CytoSport were used during the year to repay the remaining debt associated with the Columbus acquisition and to repurchase a record amount of common stock.

•	Dividends paid to shareholders were $437 million. The company paid its 365th consecutive quarterly dividend at the annual rate of $0.84 per share, a 12% increase over the prior year.

•
Capital expenditures were $294 million. The company's target for capital expenditures in fiscal 2020 is $360 million. Large projects include the Burke pizza toppings plant expansion, a new dry sausage facility in Nebraska, Project Orion, and many other projects to support growth of branded products.

•	Share repurchases totaled $174 million, representing 4.3 million shares purchased.

•	Depreciation and amortization expense for the full year was $165 million. Depreciation and amortization expense for fiscal 2020 is expected to be approximately $175 million.

Balance Sheet

•	The company is in a strong financial position with a low level of debt and consistent cash flows.

•	Cash on hand increased to $673 million from $459 million at the beginning of the year.

•	Total long-term debt is $250 million compared to $625 million at the beginning of the year.

•	Working capital increased to $1,256 million from $911 million at the beginning of the year, primarily related to higher inventory levels and lower accounts payable.

PRESENTATION

A conference call will be webcast at 8 a.m. CT on Tuesday, November 26, 2019. Access is available at www.hormelfoods.com by clicking on "Investors." The call will also be available via telephone by dialing 888-220-8451 and providing the access code 1340983. An audio replay will be available by going to www.hormelfoods.com. The webcast replay will be available at 11 a.m. CT, Tuesday, November 26, 2019, and will remain on the website for one year.

ABOUT HORMEL FOODS - Inspired People. Inspired Food.™

Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $9 billion in annual revenues across more than 80 countries worldwide. Its brands include SKIPPY®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin's®, Wholly®, Hormel® Black Label®, Columbus® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of "The 100 Best Corporate Citizens" by Corporate Responsibility Magazine for the 11th year in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. In 2016, the company celebrated its 125th anniversary and announced its new vision for the future — Inspired People. Inspired Food.™ — focusing on its legacy of innovation. For more information, visit www.hormelfoods.com and http://csr.hormelfoods.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors that appears on pages 35-41 in the company's Form 10-Q for the quarter ended July 28, 2019, which can be accessed at www.hormelfoods.com under "Investors."

1 COMPARISON OF U.S. GAAP TO NON-GAAP FINANCIAL MEASUREMENTS
The non-GAAP adjusted financial measurements of organic net sales and organic volume are presented to provide investors additional information to facilitate the comparison of past and present operations. The company believes these non-GAAP financial measurements provide useful information to investors because they are the measurements used to evaluate performance on a comparable year-over-year basis. Non-GAAP measurements are not intended to be a substitute for U.S. GAAP measurements in analyzing financial performance. These non-GAAP measurements are not in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

Organic net sales and organic volume are defined as net sales and volume, excluding the impact of acquisitions and divestitures. Organic net sales and organic volume exclude the impacts of the CytoSport divestiture (April 2019) in the Grocery Products and International & Other segments. The tables below show the calculations to reconcile from the GAAP measures to the non-GAAP adjusted measures in the fourth quarter and year-to-date of fiscal 2019 and fiscal 2018.

RECONCILIATION OF NON-GAAP MEASURES
(In thousands)
		Fourth Quarter
	FY19	FY18
VOLUME (LBS.)	Reported GAAP	Reported GAAP*	Divestitures	Organic (Non-GAAP)	Non-GAAP % Change
Grocery Products	313,489	346,214	(37,394)	308,820	1.5
Refrigerated Foods	598,474	592,298	—	592,298	1.0
Jennie-O Turkey Store	242,421	231,180	—	231,180	4.9
International & Other	82,493	95,600	(1,257)	94,343	(12.6)
TOTAL	1,236,877	1,265,292	(38,651)	1,226,641	0.8
NET SALES
Grocery Products	$584,085	$648,244	$(71,415)	$576,829	1.3
Refrigerated Foods	1,373,009	1,321,784	—	1,321,784	3.9
Jennie-O Turkey Store	398,512	388,278	—	388,278	2.6
International & Other	145,907	166,391	(2,233)	164,158	(11.1)
TOTAL	$2,501,513	$2,524,697	$(73,648)	$2,451,049	2.1

		Year-to-Date
	FY19	FY18
VOLUME (LBS.)	Reported GAAP	Reported GAAP*	Divestitures	Organic (Non-GAAP)	Non-GAAP % Change
Grocery Products	1,283,492	1,328,693	(73,915)	1,254,778	2.3
Refrigerated Foods	2,325,156	2,327,140	—	2,327,140	(0.1)
Jennie-O Turkey Store	789,337	784,655	—	784,655	0.6
International & Other	339,296	357,690	(2,626)	355,064	(4.4)
TOTAL	4,737,281	4,798,178	(76,541)	4,721,637	0.3
NET SALES
Grocery Products	$2,369,317	$2,480,367	$(141,401)	$2,338,966	1.3
Refrigerated Foods	5,210,741	5,109,881	—	5,109,881	2.0
Jennie-O Turkey Store	1,323,783	1,331,013	—	1,331,013	(0.5)
International & Other	593,476	624,439	(4,696)	619,743	(4.2)
TOTAL	$9,497,317	9,545,700	$(146,097)	$9,399,603	1.0
* FY18 segment results have been adjusted to reflect the changes in the Grocery Products, Refrigerated Foods and Jennie-O Turkey Store segments.

HORMEL FOODS CORPORATION
SEGMENT DATA
(Unaudited) (In thousands)

	Thirteen Weeks Ended
	October 27, 2019	October 28, 2018*	% Change
NET SALES
Grocery Products	$584,085	$648,244	(9.9)
Refrigerated Foods	1,373,009	1,321,784	3.9
Jennie-O Turkey Store	398,512	388,278	2.6
International & Other	145,907	166,391	(12.3)
TOTAL	$2,501,513	$2,524,697	(0.9)

SEGMENT PROFIT
Grocery Products	$80,923	$79,082	2.3
Refrigerated Foods	189,287	194,573	(2.7)
Jennie-O Turkey Store	41,031	38,744	5.9
International & Other	17,455	24,802	(29.6)
TOTAL SEGMENT PROFIT	328,696	337,201	(2.5)
Net unallocated expense	5,065	15,787	(67.9)
Noncontrolling interest	63	90	(30.0)
EARNINGS BEFORE INCOME TAX	$323,694	$321,504	0.7

	Fifty-Two Weeks Ended
	October 27, 2019	October 28, 2018*	% Change
NET SALES
Grocery Products	$2,369,317	$2,480,367	(4.5)
Refrigerated Foods	5,210,741	5,109,881	2.0
Jennie-O Turkey Store	1,323,783	1,331,013	(0.5)
International & Other	593,476	624,439	(5.0)
TOTAL	$9,497,317	$9,545,700	(0.5)

SEGMENT PROFIT
Grocery Products	$339,497	$353,266	(3.9)
Refrigerated Foods	681,763	670,948	1.6
Jennie-O Turkey Store	117,962	131,846	(10.5)
International & Other	75,513	88,953	(15.1)
TOTAL SEGMENT PROFIT	1,214,735	1,245,013	(2.4)
Net unallocated expense	5,362	64,171	(91.6)
Noncontrolling interest	342	442	(22.6)
EARNINGS BEFORE INCOME TAX	$1,209,715	$1,181,284	2.4

HORMEL FOODS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (In thousands, except per share amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	October 27, 2019	October 28, 2018*	October 27, 2019	October 28, 2018*
Net sales	$2,501,513	$2,524,697	$9,497,317	$9,545,700
Cost of products sold	2,007,790	1,991,369	7,612,669	7,566,227
GROSS PROFIT	493,723	533,328	1,884,648	1,979,473
Selling, general and administrative	183,795	205,287	727,584	841,205
Goodwill/intangible impairment	—	17,279	—	17,279
Equity in earnings of affiliates	11,068	8,814	39,201	58,972
OPERATING INCOME	320,996	319,576	1,196,265	1,179,961
Interest & investment income	5,793	8,257	31,520	27,817
Interest expense	(3,095)	(6,329)	(18,070)	(26,494)
EARNINGS BEFORE INCOME TAXES	323,694	321,504	1,209,715	1,181,284
Provision for income taxes	68,128	60,008	230,567	168,702
(effective tax rate)	21.0%	18.7%	19.1%	14.3%
NET EARNINGS	255,566	261,496	979,148	1,012,582
Less: net earnings attributable to noncontrolling interest	63	90	342	442
NET EARNINGS ATTRIBUTABLE TO HORMEL FOODS CORPORATION	$255,503	$261,406	$978,806	$1,012,140

NET EARNINGS PER SHARE
Basic	$0.48	$0.49	$1.83	$1.91
Diluted	$0.47	$0.48	$1.80	$1.86

WEIGHTED AVG. SHARES OUTSTANDING
Basic	534,151	533,110	534,578	530,742
Diluted	543,802	545,421	545,232	543,869

Dividends declared per share	$0.2100	$0.1875	$0.8400	$0.7500

 *Adjusted due to the adoption of Accounting Standards Update (ASU) 2017-07, Compensation - Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (Topic 715).

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited) (In thousands)

	October 27, 2019	October 28, 2018
ASSETS
Cash and cash equivalents	$672,901	$459,136
Short-term marketable securities	14,736	—
Accounts receivable	574,396	600,438
Inventories	1,042,362	963,527
Income taxes receivable	19,924	3,995
Prepaid expenses	22,637	16,342
Other current assets	14,457	6,662
TOTAL CURRENT ASSETS	2,361,413	2,050,100

Goodwill	2,481,645	2,714,116
Other intangibles	1,033,862	1,207,219
Pension assets	135,915	195,153
Investments in and receivables from affiliates	289,157	273,153
Other assets	177,901	189,951
Property, plant & equipment, net	1,629,111	1,512,600
TOTAL ASSETS	$8,109,004	$8,142,292

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Accounts payable	$590,033	$618,830
Accrued expenses	62,031	48,298
Accrued worker's compensation	24,272	24,594
Accrued marketing	96,305	118,887
Employee-related expenses	213,515	224,736
Taxes payable	6,208	2,490
Interest and dividends payable	112,685	101,079
TOTAL CURRENT LIABILITIES	1,105,049	1,138,914

Long-term debt, less current maturities	250,000	624,840
Pension and post-retirement benefits	536,490	477,557
Other long-term liabilities	115,356	99,070
Deferred income taxes	176,574	197,093
Accumulated other comprehensive loss	(399,500)	(243,498)
Other shareholder's investment	6,325,035	5,848,316
TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$8,109,004	$8,142,292

HORMEL FOODS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In thousands)

	Fifty-Two Weeks Ended
	October 27, 2019	October 28, 2018
OPERATING ACTIVITIES
Net earnings	$979,148	$1,012,582
Depreciation and amortization	165,209	161,858
Goodwill/intangible impairment	—	17,279
(Increase) decrease in working capital	(215,548)	76,580
Other	(5,813)	(26,570)
NET CASH PROVIDED BY OPERATING ACTIVITIES	922,996	1,241,729

INVESTING ACTIVITIES
Net (purchase) sale of securities	(14,496)	—
Proceeds from sale of business	479,806	—
Acquisitions of businesses/intangibles	—	(857,668)
Net purchases of property/equipment	(256,436)	(379,858)
Decrease in investments, equity in affiliates, and other assets	11,279	2,158
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	220,153	(1,235,368)

FINANCING ACTIVITIES
Net (payments) proceeds from long-term debt	(374,840)	374,840
Dividends paid on common stock	(437,053)	(388,107)
Share repurchase	(174,246)	(46,898)
Other	59,895	71,803
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(926,244)	11,638
Effect of exchange rate changes on cash	(3,140)	(2,985)
INCREASE IN CASH AND CASH EQUIVALENTS	213,765	15,014
Cash and cash equivalents at beginning of year	459,136	444,122
CASH AND CASH EQUIVALENTS AT END OF YEAR	$672,901	$459,136